UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                IMAGEX.COM, INC.
                       -----------------------------------
                                (Name of Issuer)


                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)


                                    45244102
                         -------------------------------
                                 (CUSIP Number)


                                December 31, 1999
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45244102                                         Page 2 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta Partners
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power         1,428,572
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power             -0-
Person With
                                        (7)  Sole Dispositive Power    1,428,572

                                        (8)  Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244102                                         Page 3 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta California Partners II, L. P.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     Delaware
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power         1,415,483
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power             -0-
Person With
                                        (7)  Sole Dispositive Power    1,415,483

                                        (8)  Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,415,483
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.1%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------

CUSIP No. 45244102                                         Page 4 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta California Management Partners II, LLC.
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     Delaware
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power         1,415,483
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power             -0-
Person With
                                        (7)  Sole Dispositive Power    1,415,483

                                        (8)  Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,415,483
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.1%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------

CUSIP No. 45244102                                         Page 5 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alta Embarcadero Partners II, LLC
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power            13,089
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power             -0-
Person With
                                        (7)  Sole Dispositive Power       13,089

                                        (8)  Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     13,089
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     .08%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------

CUSIP No. 45244102                                         Page 6 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Jean Deleage
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------

Number Of Shares                        (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power       1,428,572
Person With
                                        (7)  Sole Dispositive Power          -0-

                                        (8)  Shared Dispositive Power  1,428,572

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244102                                         Page 7 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Garrett Gruener
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power       1,428,572
Person With
                                        (7)  Sole Dispositive Power          -0-

                                        (8)  Shared Dispositive Power  1,428,572

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244102                                         Page 8 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Daniel Janney
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power       1,428,572
Person With
                                        (7)  Sole Dispositive Power          -0-

                                        (8)  Shared Dispositive Power  1,428,572

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244102                                         Page 9 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Alix Marduel
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

      United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power       1,428,572
Person With
                                        (7)  Sole Dispositive Power          -0-

                                        (8)  Shared Dispositive Power  1,428,572

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244102                                        Page 10 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Guy Nohra
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------
Number Of Shares                        (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power       1,428,572
Person With
                                        (7)  Sole Dispositive Power          -0-

                                        (8)  Shared Dispositive Power  1,428,572

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 45244102                                        Page 11 of 15 Pages

--------------------------------------------------------------------------------
(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Marino Polestra
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
-----------------------------Please see Attachment A----------------------------

Number Of Shares                        (5)  Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power       1,428,572
Person With
                                        (7)  Sole Dispositive Power          -0-

                                        (8)  Shared Dispositive Power  1,428,572

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     1,428,572
-----------------------------Please see Attachment A----------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     8.2%
-----------------------------Please see Attachment A----------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: ImageX.com, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  10800 N.E. 8th Street, Suite 200
                  Bellevue  WA  98004


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners II, L.P. ("ACPII")
         Alta California Management Partners II, LLC. ("ACMPII")
         Alta Embarcadero Partners II, LLC ("AEPII")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")
         Marino Polestra ("MP")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACPII    -       Delaware
                           ACMPII           Delaware
                           AEPII            California

         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           AM               United States
                           GN               United States
                           MP               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: 45244102

Item 3.  Not applicable.

                              Page 12 of 13 pages

Item 4.  Ownership.

                                          Please see Attachment A

-----------------------------------------------------------------------------------------------------------
                                      AP             ACPII          ACMPII         AEPII           JD
-----------------------------------------------------------------------------------------------------------
(a)     Beneficial Ownership       1,428,572       1,415,483       1,415,483       13,089       1,428,572
-----------------------------------------------------------------------------------------------------------
(b)     Percentage of Class           8.2%            8.1%            8.1%           .08%          8.2%
-----------------------------------------------------------------------------------------------------------
(c)     Sole Voting Power          1,428,572       1,415,483       1,415,483       13,089           -0-
-----------------------------------------------------------------------------------------------------------
        Shared Voting Power           -0-             -0-             -0-            -0-        1,428,572
-----------------------------------------------------------------------------------------------------------
        Sole Dispositive Power     1,428,572       1,415,483       1,415,483       13,089          -0-
-----------------------------------------------------------------------------------------------------------
        Shared Dispositive Power      -0-             -0-             -0-            -0-        1,428,572
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                      GG              DJ              AM            GN            MP
-----------------------------------------------------------------------------------------------------------
(a)     Beneficial Ownership       1,428,572       1,428,572       1,428,572     1,428,572     1,428,572
-----------------------------------------------------------------------------------------------------------
(b)     Percentage of Class           8.2%            8.2%            8.2%          8.2%          8.2%
-----------------------------------------------------------------------------------------------------------
(c)     Sole Voting Power             -0-             -0-             -0-           -0-           -0-
-----------------------------------------------------------------------------------------------------------
        Shared Voting Power        1,428,572       1,428,572       1,428,572     1,428,572     1,428,572
-----------------------------------------------------------------------------------------------------------
        Sole Dispositive Power        -0-             -0-             -0-           -0-           -0-
-----------------------------------------------------------------------------------------------------------
        Shared Dispositive Power   1,428,572       1,428,572       1,428,572     1,428,572     1,428,572
-----------------------------------------------------------------------------------------------------------


Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.


Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2000


ALTA PARTNERS                               ALTA CALIFORNIA PARTNERS II, L.P.

                                            By: Alta California Management
                                                  Partners II, LLC

By: _________________________________       By: ________________________________
        Jean Deleage, President                   Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT                  ALTA EMBARCADERO PARTNERS II, LLC
  PARTNERS II, LLC


By: _________________________________       By: ________________________________
      Jean Deleage, General Partner                 Jean Deleage, Member


___________________________________           __________________________________
         Jean Deleage                                  Guy Nohra


___________________________________           __________________________________
         Garrett Gruener                             Marino Polestra


___________________________________           __________________________________
         Daniel Janney                                 Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 8, 2000


ALTA PARTNERS                               ALTA CALIFORNIA PARTNERS II, L.P.

                                            By: Alta California Management
                                                  Partners II, LLC

By: _________________________________       By: ________________________________
        Jean Deleage, President                   Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT                  ALTA EMBARCADERO PARTNERS II, LLC
  PARTNERS II, LLC


By: _________________________________       By: ________________________________
      Jean Deleage, General Partner                 Jean Deleage, Member


___________________________________           __________________________________
         Jean Deleage                                  Guy Nohra


___________________________________           __________________________________
         Garrett Gruener                             Marino Polestra


___________________________________           __________________________________
         Daniel Janney                                 Alix Marduel

                                  Attachment A

     Alta Partners provides investment advisory services to two venture capital funds, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 1,415,483 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 13,089 shares of Common Stock. The respective general partners of Alta California Partners II L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

     The  principals  of Alta Partners are general  partners of Alta  California
Management Partners II, LLC. (which is a general partner of Alta California Partners II, L.P.), and Alta Embarcadero Partners II, LLC. As general partners of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

     Mr. Garrett Gruener, a director of the company, is a general partner of Alta California Partners II, L.P. and a member of Alta Embarcadero Partners II, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein. He does not directly own any securities in ImageX.com, Inc. and he is not compensated for his duties as a director.

     Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.